Exhibit 99.1

Oxbridge Acquisition Corp. Announces Cancellation of Extraordinary General Meeting of Shareholders Scheduled For August 11, 2023

GEORGETOWN, CAYMAN ISLANDS – August 10, 2023 (GLOBE NEWSWIRE) – Oxbridge Acquisition Corp (NASDAQ: OXAC) (“Oxbridge” or the “Company”) announced today that its extraordinary general meeting of shareholders scheduled for August 11, 2023 (the “Extension Meeting”), has been cancelled.

As previously announced, on February 24, 2023, Oxbridge entered into a Business Combination Agreement and Plan of Reorganization (the “Business Combination Agreement”) to which Oxbridge, and Jet Token Inc. (“Jet Token”) are parties. The Business Combination Agreement provided, among other things, for (i) Oxbridge to domesticate as a Delaware corporation and change its name to “Jet.AI Inc.” (“Jet.AI”), and (ii) Jet.AI’s assets and operations to become owned and operated through a Jet.AI subsidiary as a result of the merger transactions contemplated by the agreement (the “Business Combination”).

The transactions contemplated by the Business Combination Agreement were approved by Oxbridge’s shareholders on August 7, 2023 and were consummated on August 10, 2023. As a result, the Company has decided to (i) no longer pursue the extension and (ii) cancel the Extension Meeting without bringing the extension proposal to its shareholders.

About Oxbridge

Oxbridge is a Cayman Islands-exempted, Cayman Islands-based blank check company incorporated in 2021 and managed by the executive officers of Oxbridge Re Holdings Limited (NASDAQ: OXBR), the founding and leading investor in the sponsor of Oxbridge. The company was formed with the purpose of entering into a merger in the field of artificial intelligence, blockchain technology and insurance technology and its ordinary shares, units and warrants trade on the Nasdaq Capital Markets under tickers “OXAC”, “OXACU” and “OXACW”, respectively.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. These forward-looking statements and factors that may cause such differences include, without limitation, the risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

CONTACT:

Jay Madhu

CEO & Chairman of the Board

813-263-507

Jmadhu@oxbridgeaq.com